EXHIBIT INDEX

Filing Fee Exhibit

EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$38,337,592.92 (1)	0.00015310	$5,869.49 (2)
Fees Previously Paid			$5,869.49
Total Transaction Value	$38,337,592.92 (1)
Total Fees Due for Filing			$5,869.49 (2)
Total Fees Previously Paid			$5,869.49
Total Fee Offsets
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price based upon the net asset value per share as of March 31, 2025 of $24.42 and the offer to purchase up to 1,569,926 shares. The fee of $5,869.49 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on April 30, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $153.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025 and previously paid.